News Release

Contact: Dori Abel
dori.abel@bpiedu.com
858 668 2586 x11611

Bridgepoint Education Announces it has Acquired Fullstack Academy, a Premier, Innovative Web Development School

Strategic acquisition supports the Company’s ability to catalyze its entry into higher education services, as well as expand its skills to employment offering

SAN DIEGO (March 12, 2019) Bridgepoint Education, Inc. (NYSE: BPI) today announced that it has acquired Fullstack Academy, an award-winning, immersive coding bootcamp, which offers a premier program centered on a series of leading and emerging technologies.

“Fullstack Academy is a strong fit within our education technology services ecosystem with its demonstrated commitment to bridging the skills-to-employment gap within the United States. Fullstack Academy provides a platform from which we can expand into other high demand employment verticals in need of qualified professionals,” commented Bridgepoint CEO Andrew Clark. “Together, Fullstack Academy and Bridgepoint are an excellent fit with a common vision of the future. We are thrilled to welcome the Fullstack Academy team to Bridgepoint.”

With over 2500 graduates, Fullstack Academy offers both full-time (13 weeks) and part-time (24 weeks) learning programs in cyber security training and web development with a strong track record of quality learner experiences, including being a founding partner in Council on Integrity in Results Reporting (CIRR). Fullstack Academy’s Admissions, Academics and Career Success teams are dedicated to "Right Learning at the Right Time" and have created a wide selection of prep and enrichment programs that get students ready for the transition of moving into an intensive coding bootcamp and later into a technology career. Today, Fullstack Academy maintains two “Centers for Excellence” in New York and Chicago with an eye towards expansion primarily through university partnerships.

“Both organizations have an unwavering commitment to the achievement of their respective students and the quality of the education they deliver. Fullstack Academy graduates can be found succeeding across the US in employers ranging from small startups to Silicon Valley powerhouses,” stated Nimit Maru, Co-Founder of Fullstack Academy.

“We are excited to join the Bridgepoint family. Bridgepoint’s robust corporate partnership network compliments our expanding university partnerships, and has the opportunity to create an even tighter connection between employers and students to fill their talent pipeline,” stated David Yang, Co-Founder of Fullstack Academy.

In 2018, Fullstack Academy partnered with New York City to launch Fullstack Academy’s Cybersecurity Immersive, an elite cybersecurity bootcamp focused on creating skilled workers to help drive economic growth in the region. Fullstack Academy has also worked with New York City’s Tech Talent Pipeline on two iterations of the Web Development Fellowship, a program creating pathways for underserved communities. The Web Development Fellowship works with individuals who have never worked in tech and historically made under $50,000, and connects them to technology careers in New York City.

For several years now, Fullstack Academy has been a top-rated technology bootcamp in the US including the highly regarded Grace Hopper Program, an immersive coding program offered exclusively for women. As part of Fullstack’s mission to "close the gap" in technology, the Grace Hopper Program has graduated over 500 women since 2016. From continuously updated curriculum to personalized mentorship experience, the program encourages women to go beyond the scope of a coder, and instead become a full-fledged software engineer.

“The Grace Hopper program at Fullstack Academy aligns perfectly with Bridgepoint’s long-standing history of supporting women as they advance their career trajectory. The importance of this program cannot be overstated, and we look forward to helping Fullstack Academy expand its reach and support the success of its students in the years to come,” concluded Mr. Clark.

Transaction Details
The total consideration for the transaction is anticipated to be $17.5 million in cash and up to 4.75 million shares of common stock, with 2.5 million issued at closing, and the remainder to be issued in the future upon the satisfaction of certain performance milestones. The transaction is expected to close by the end of the first quarter of 2019 subject to customary closing conditions.

About Bridgepoint Education
Bridgepoint Education, Inc. (NYSE:BPI) harnesses the latest technology to reimagine the modern student experience through programs, technologies, and resources representing a unique model for advancing education in the 21st century. Bridgepoint stands for greater access, social learning, and exposure to leading minds. For more information, visit www.bridgepointeducation.com or www.facebook.com/BridgepointEducation.

Forward-Looking Statements
This news release may contain forward-looking statements which are not statements of historical fact and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding management’s intentions, hopes, beliefs or expectations. These forward-looking statements are based on current information and expectations and are subject to various risks and uncertainties, including our ability to consummate the acquisition of Fullstack Academy and the anticipated impact of the acquisition of Fullstack Academy on our capabilities and our business. Additional information on factors that could cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 12, 2019, the Company’s quarterly reports on Form 10-Q and the Company’s current reports on Form 8-K which are available at www.bridgepointeducation.com. You should not place undue reliance on any forward-looking statements. Forward-looking statements are made on the basis of management’s good faith beliefs, expectations and assumptions regarding future events based on information available at the time such statements are made. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update or revise any forward-looking statements to reflect actual results or any changes in assumptions, expectations or other factors affecting such forward-looking statements, except to the extent required by applicable securities laws.

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